Exhibit 4.9



                      ISG INTERNATIONAL SOFTWARE GROUP LTD.
                             1998 STOCK OPTION PLAN

        1. Purpose of the Plan. ISG International Software Group Ltd. 1998 Stock Option Plan (the "Plan") is intended to advance the interests of ISG International Software Group Ltd. (the "Company") by inducing individuals or entities of outstanding ability and potential to join and remain with, or provide consulting or advisory services to, the Company, by encouraging and enabling employees, Directors, consultants and advisors to acquire proprietary interests in the Company, and by providing those employees, Directors, consultants and advisors with an additional incentive to promote the success of the Company. This is accomplished by providing for the granting of "Options," which term, as used herein, includes both "Incentive Stock Options" and "Nonstatutory Stock Options," as later defined, to employees and "Nonstatutory Stock Options" to non-employee Directors, consultants and advisors.

        2. Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board"). Except as herein specifically provided, the interpretation and construction by the Board of any provision of the Plan or of any Option granted under it, shall be final and conclusive. The receipt of Options by Directors shall not preclude their vote on any matters in connection with the administration or interpretation of the Plan.

        3. Shares Subject to the Plan. The stock subject to Options granted under the Plan shall be ordinary shares of the Company, par value NIS 0.1 per share (the "Ordinary Shares") authorized but unissued. The maximum number of Ordinary Shares which may be issued pursuant to Options granted under the Plan shall not exceed five hundred



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thousand (500,000) shares, subject to adjustment in accordance with the provisions of Section 12 hereof The Company shall at all times while the Plan is in force reserve such number of Ordinary Shares as will be sufficient to satisfy the requirements of all outstanding Options granted under the Plan. In the event any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased Ordinary Shares subject thereto shall again be available for Options under the Plan.

        4. Participation. The class of persons which shall be eligible to receive Options under the Plan shall be (a) with respect to Incentive Stock Options described in Section 6 hereof, all employees of either the Company or any subsidiary corporation of the Company; and (b) with respect to Nonstatutory Stock Options described in Section 7 hereof, all employees and non-employee Directors of, or consultants and advisors to, either the Company or any subsidiary corporation of the Company; provided, however, that Nonstatutory Stock Options shall not be granted to any such consultants and advisors unless
(i) bona fide services have been or are to be rendered by such consultant or advisor; and (ii) such services are not in connection with the offer or sale of securities in a capital raising transaction. The Board, in its sole discretion, but subject to the provisions of the Plan, shall determine the employees and non-employee Directors of, and the consultants and advisors to, the Company and its subsidiary corporations to whom Options shall be granted (the "Optionees"), the time or times when they shall be granted, the type of Option to be granted and the number of shares to be covered by each Option, taking into account the nature of the employment or services rendered by the individuals being considered, their annual compensation, their present and potential contributions to the

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success of the Company and such other factors as the Board may deem relevant.

        5 Stock Option Agreement. Each Option granted under the Plan shall be authorized by the Board and shall be evidenced by a Stock Option Agreement which shall be executed by the Company and by the Optionee to whom such Option is granted. The Stock Option Agreement shall specify the number of Ordinary Shares as to which any Option is granted, the period during which the Option is exercisable and the option price per share thereof. All Options shall comply with and be subject to the provisions of Section 6 or 7, whichever is applicable as determined by the type of Option to be granted, as well as all other provisions of this Plan and such other terms and conditions not inconsistent with the Plan as the Board may deem desirable.

        6 Incentive Stock Options. The Board may grant Options under the Plan which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (referred to herein as an "Incentive Stock Option"), and which are subject to the following terms and conditions and any other terms and conditions as may at any time be required by Code Section 422:

        a. An Incentive Stock Option may be granted to any individual eligible to receive an Option under the Plan pursuant to Section 4(a) hereof.

        b. Each Incentive Stock Option under the Plan must be granted prior to
[      , 2008].

        c. The option price of the shares subject to any Incentive Stock Option shall not be less than the fair market value of the Ordinary Shares at the time such Incentive Stock Option is granted; provided, however, if an Incentive Stock Option is granted to an Optionee who owns, at the time the Incentive Stock Option is granted, more than ten

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percent (10%) of the total combined voting power of all classes of stock of the
Company or of a parent corporation or subsidiary corporation of the Company, the option price of the shares subject to the Incentive Stock Option shall be at least one hundred ten percent (110%) of the fair market value of the Ordinary Share at the time the Incentive Stock Option is granted.

        d. No Incentive Stock Option granted under the Plan shall be exercisable after the expiration of ten (10) years from the date of its grant. However, if an Incentive Stock Option is granted to an Optionee who owns, at the time the Incentive Stock Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a parent corporation or subsidiary corporation of the Company, such Incentive Stock Option shall not be exercisable after the expiration of five (5) years from the date of its grant. Every Incentive Stock Option granted under the Plan shall be subject to earlier termination as expressly provided in Section 10 hereof.

        e. For purposes of determining share ownership under this Section 6, the attribution rules of Code Section 424(d) shall apply.

        f. For purposes of the Plan, fair market value shall be determined by the Board. If the Ordinary Shares are listed on a national securities exchange or traded on the Over-the-Counter market, fair market value shall be the closing selling price or, if not available, the mean of the closing bid and asked prices of the Ordinary Share, or, if not available, of the high bid and low asked prices of the Ordinary Share quoted on such exchange, or on the Over-the-Counter market as reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) system, or if the Ordinary Shares are not listed on NASDAQ, then by the National Quotation Bureau, Incorporated, as the case

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may be, on the day on which the Option is granted, or, if there is no trading or bid or asked price on that day, the closing selling price or the mean of the closing bid and asked prices or of the high bid and low asked prices on the nearest trading date before that day and for which such prices are available, and if the Ordinary Shares are not listed on such an exchange or traded in such a market, then the fair market value shall be determined by taking into consideration all relevant factors, including but not limited to the Company's net worth, prospective earning power and dividend paying capacity.

        7. Nonstatutory Stock Options. The Board may grant Options under the Plan which are not intended to meet the requirements of Code Section 422, as well as Options which are intended to meet the requirements of Code Section 422 but the terms of which provide that they will not be treated as Incentive Stock Options (referred to herein as a "Nonstatutory Stock Option"). Nonstatutory Stock Options shall be subject to the following terms and conditions:

        a. A Nonstatutory Stock Option may be granted to any individual or entity eligible to receive an Option under the Plan pursuant to Section 4(b) hereof.

        b. The option price of the shares subject to a Nonstatutory Stock Option shall be determined by the Board, in its sole discretion, at the time of the grant of the Nonstatutory Stock Option; provided, however, that the option price of the shares subject to a Nonstatutory Stock Option granted to a person subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (an "Insider"), shall not be less than the fair market value of the Ordinary Share at the time such Nonstatutory Stock Option is granted.

        c. A Nonstatutory Stock Option granted under the Plan may be of such duration as shall be determined by the Board (subject to earlier termination as expressly

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provided in Section 10 hereof); provided, however, that no Nonstatutory Stock
Option granted under the Plan to an Insider shall be exercisable after the expiration of ten (10) years from the date of its grant.

        8. Transferability. No Incentive Stock Option granted under the Plan shall be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and, during the lifetime of the Optionee shall not be exercisable by any other person. [A Nonstatutory Stock Option may be transferred
(i) to one or more members of the Optionee's Immediate Family, (ii) to a trust solely for the benefit of the Optionee and/or one or more members of his or her Immediate Family, or (iii) to a partnership or limited liability company whose only partners or members are the Optionee and/or persons referred to in clauses
(i) and (ii). For this purpose, members of an Optionee's "Immediate Family" shall include his or her spouse, children or grandchildren (including adopted children and grandchildren and step-children and step-grandchildren). Any such transfer shall not be effective unless and until the Optionee has furnished the Company with a written notice of the transfer and copies of all documents evidencing the transfer. Any Option or portion thereof so transferred may be exercised by the transferee to the same extent as the Optionee would have been entitled to exercise it, and shall remain subject to all of the terms and conditions that would have applied to such Option under the provisions thereof and this Plan, if the Optionee had not transferred the Option or portion thereof.]

        9. Rights of Option Holders. An Option Holder shall have none of the rights of a shareholder with respect to the Ordinary Shares covered by his Option until such Ordinary Shares shall be transferred to him upon the exercise of his Option. For purposes

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 of this Plan, "Option Holder" shall mean (i) an Optionee; or (ii) with respect to any Option held by an Optionee at the date of his death, the Optionee's Beneficiary, as determined pursuant to Section 19.

        10. Termination of Employment or Death.

        a. If the employment of an employee by, or the services of a non-employee Director for, or consultant or advisor to, the Company or a subsidiary corporation of the Company shall be terminated for cause or, subject to the terms of the Stock Option Agreement, voluntarily by the employee, non-employee Director, consultant or advisor, then his or its Option shall expire forthwith. Subject to the terms of the Stock Option Agreement, and except as provided in subsections (b) and (c) of this Section 10, if such employment or services shall terminate for any other reason, then such Option may be exercised at any time within three (3) months after such termination, subject to the provisions of subsection (d) of this Section 10. For purposes of the Plan, the retirement of an individual either pursuant to a pension or retirement plan adopted by the Company or at the normal retirement date prescribed from time to time by the Company shall be deemed to be termination of such individual's employment other than voluntarily or for cause. For purposes of this subsection
(a), an employee, non-employee Director, consultant or advisor who leaves the employ or services of the Company to become an employee or a non-employee Director of, or a consultant or advisor to, a subsidiary corporation of the Company or a corporation (or subsidiary corporation or parent corporation of the corporation) which has assumed the Options of the Company as a result of a corporate reorganization, etc., shall not be considered to have terminated his employment or services.

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        b. Subject to the terms of the Stock Option Agreement, if an Optionee dies (i) while employed by, or while serving as a non-employee Director for or consultant or advisor to, the Company or a subsidiary corporation of the Company or (ii) within three (3) months after the termination of his employment or services other than voluntarily by the employee or non-employee Director, or for cause, then such Option may, subject to the provisions of subsection (d) of this
Section 10, be exercised by the Optionee's Beneficiary at any time within one
(1) year after such death.

        c. Subject to the terms of the Stock Option Agreement, if an Optionee ceases employment or services because of permanent and total disability (within the meaning of Code Section 22(e)(3)) while employed by, or while serving as a non-employee Director for or consultant or advisor to, the Company or a subsidiary corporation of the Company, then such Option may, subject to the provisions of subsection (d) of this Section 10, be exercised at any time within one (1) year after his termination of employment, termination of Directorship or termination of consulting or advisory services, as the case may be, due to the disability.

        d. An Option may not be exercised pursuant to this Section 10 except to the extent that the Option Holder was entitled to exercise the Option at the time of termination of employment, termination of Directorship, termination of consulting or advisory services, or death, and in any event may not be exercised after the expiration of the Option.

        e. For purposes of this Section 10, the employment relationship of an employee of the Company or of a subsidiary corporation of the Company will be treated as continuing intact while he is on military or sick leave or other bona fide leave of

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absence (such as temporary employment by the Government) if such leave does not exceed ninety (90) days, or, if longer, so long as his right to reemployment is guaranteed either by statute or by contract.

        11. Exercise of Options.
        a. Unless otherwise provided in the Stock Option Agreement, any Option granted under the Plan shall be exercisable in whole at any time, or in part from time to time, prior to expiration. The Board, in its absolute discretion, may provide in any Stock Option Agreement that the exercise of any Option granted under the Plan shall be subject: (i) to such condition or conditions as it may impose, including, but not limited to, a condition that the Optionee remain in the employ or service of, or continue to provide consulting or advisory services to, the Company or a subsidiary corporation of the Company for such period or periods from the date of grant of the Option as the Board, in its absolute discretion, shall determine; and (ii) to such limitations as it may impose, including, but not limited to, a limitation that the aggregate fair market value of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company and its parent corporation and subsidiary corporations) shall not exceed one hundred thousand dollars ($100,000). In addition, in the event that under any Stock Option Agreement the aggregate fair market value of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company and its parent corporation and subsidiary corporations) exceeds one hundred thousand dollars ($100,000), the Board may, when shares are transferred upon exercise of such Options, designate those shares which shall be treated as transferred

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upon exercise of an Incentive Stock Option and those shares which shall be treated as transferred upon exercise of a Nonstatutory Stock Option.

        b. An Option granted under the Plan shall be exercised by the delivery by the Option Holder to the Company at its principal office (attention of the Secretary) of written notice of the number of Ordinary Shares with respect to which the Option is being exercised. Such notice shall be accompanied by payment of the full option price of such shares, and payment of such option price shall be made by the Option Holder's delivery of his check payable to the order of the Company in such amount.

        12. Adjustment Upon Change in Capitalization.
        a. In the event that the outstanding Ordinary Shares is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, reverse split, stock dividend or the like, an appropriate adjustment shall be made by the Board in the aggregate number of shares available under the Plan, in the number of shares and option price per share subject to outstanding Options, and in any limitation on exercisability referred to in Section 11(a) (ii) hereof which is set forth in outstanding Incentive Stock Options. If the Company shall be reorganized, consolidated or merged with another corporation, an Option Holder shall be entitled to receive upon the exercise of his Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had been, immediately prior to such event, the holder of the number of shares covered by his Option; provided, however, that in such event the Board shall have the discretionary power to take any action necessary or appropriate to prevent any Incentive Stock Option granted hereunder

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from being disqualified as such under the then existing provisions of the Code or any law amendatory thereof or supplemental thereto.

        b. Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of the Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

13. Further Conditions of Exercise.
        a. Unless prior to the exercise of the Option the shares issuable upon such exercise have been registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, the notice of exercise shall be accompanied by a representation or agreement of the Option Holder to the Company to the effect that such shares are being acquired for investment and not with a view to the resale or distribution thereof, or such other documentation as may be required by the Company, unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with such Act.

        b. The Company shall not be obligated to deliver any Ordinary Shares until it has been listed on each securities exchange on which the Ordinary Shares may then be listed or until there has been qualification under or compliance with such federal or state laws, rules or regulations as the Company may deem applicable. The Company shall use reasonable efforts to obtain such listing, qualification and compliance.

        14. Effectiveness of the Plan. The plan was adopted by the Board on [ , 1998] and approved by the shareholders of the Company on [ , 1998].

        15. Termination, Modification and Amendment.

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        a. The Plan shall terminate on [ , 2008], which is ten (10) years from the date of the earlier of its adoption by the Board or its approval by the Company's shareholders, or sooner as hereinafter provided, and no Option shall be granted after termination of the Plan.

        b. The Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company present in person or by proxy at a meeting of shareholders of the Company convened for such purpose.

        c. The Board may at any time, on or before the termination date referred to in Section 15 (a) hereof, terminate the Plan, or from time to time make such modifications or amendments to the Plan as it may deem advisable; provided, however, that the Board shall not, without approval by the affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company present in person or by proxy at a meeting of shareholders of the Company convened for such purpose, increase (except as provided by Section 12 hereof) the maximum number of shares as to which Options may be granted hereunder, change the designation of the employees or class of employees to receive Options, or make any other change which would prevent any Incentive Stock Option granted hereunder which is intended to be an "incentive stock option" from qualifying as such under the then existing provisions of the Code or any law amendatory thereof or supplemental thereto.

        d. No termination, modification or amendment of the Plan may, without the consent of the Option Holder, adversely affect the rights conferred by such Option.

        16. Not a Contract of Employment. Nothing contained in the Plan or in any

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Stock Option Agreement executed pursuant hereto shall be deemed to confer upon any Option Holder any right to remain in the employ or service of the Company or a subsidiary corporation of the Company or any entitlement to any remuneration or other benefit pursuant to any consulting or advisory arrangement.

        17. Use of Proceeds. The proceeds from the sale of shares pursuant to Options granted under the Plan shall constitute general funds of the Company.

        18. Taxes. The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the Plan and the exercise thereof including, but not limited to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Option Holder; or (ii) requiring an Option Holder to pay to the Company the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Ordinary Shares.

        19. Designation and Change of Beneficiary. Each Optionee shall file with the Board a written designation of one or more persons (the "Beneficiary") as the individual who shall be entitled to exercise any Options, or to receive any amount payable, under the Plan upon his death. An Optionee may, from time to time, revoke or change his Beneficiary designation without the consent of any previously designated Beneficiary by filing a new designation with the Board. The last such designation received by the Board shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Board prior to the Optionee's death, and in no event shall it be effective as of a date prior to such receipt. If at the date of an Optionee's death, there is no designation of a Beneficiary in effect for the Optionee

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pursuant to the provisions of this Section 19, or if no Beneficiary designated by the Optionee in accordance with the provisions hereof survives to exercise any Options that become exercisable, or to receive any amount that becomes payable, under the Plan by reason of the Optionee's death, the Optionee's estate shall be treated as the Optionee's Beneficiary for all purposes.

        20. Payments to Persons Other Than Optionee. If the Board shall find that any Option Holder to whom any amount, or any Ordinary Shares, is payable under the Plan is unable to care for his affairs because of illness, accident or legal incapacity, then if the Board so directs, such amount, or such Ordinary Shares, may be paid to such Option Holder's spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Board to be a proper recipient on behalf of such Option Holder, unless a prior claim therefor has been made by a duly appointed legal representative of the Option Holder. Any payment made under this Section 20 shall be a complete discharge of the liability of the Company with respect to such payment.

        21. Indemnification of the Board. In addition to such other rights of indemnification as they may have, the members of the Board shall be indemnified by the Company to the extent permitted under applicable law against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted hereunder and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment of any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, the member or members of the Board

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shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such member or members undertake to defend the same on their own behalf.

        22. Definitions. For purposes of the Plan, the terms "parent corporation" and "subsidiary corporation" shall have the meaning set forth in Code Sections 424(e) and 424(f), respectively, and the masculine shall include the feminine and the neuter as the context requires.

        23. Governing Law. The Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the laws of the State of Israel.



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